EXECUTION VERSION
FACILITIES AGREEMENT
DATED 15 August, 2014
between SEAMAP PTE LTD as Company - and - MITCHAM INDUSTRIES, INC. as Guarantor - and -
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as Lender

relating to credit facilities
in the aggregate of US$15,000,000

CONTENTS

Clauses Page

THIS AGREEMENT is dated BETWEEN:	, 2014

(1)	SEAMAP PTE LTD (Singapore company registration no. 198703191M), having its registered office at 51 Changi North Crescent, Singapore 499626 (the Company);

(2)	MITCHAM INDUSTRIES, INC., a company incorporated under the laws of Texas, United States of America, having its registered address at 8141 Highway 75 South, Huntsville, Texas 77340 (the Guarantor); and

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED having its registered address at 21 Collyer Quay, #14-01, HSBC Building, Singapore 049320 as lender (the Lender).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Agreement:
Account means:

(a)	the operating accounts in the name of the Company with the Lender with account number 260-866728-178;

(b)	the operating accounts in the name of the Company with the Lender with account number 052-137783-001, or

(c)	any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as an Account for the purposes of this Agreement.

Adjusted Shareholder’s Equity means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Company and the amount standing to the credit of the reserves of the Company, including any net loans (non-trade) due to shareholder(s) or related party(ies) and any amount credited to the share premium account, as reflected in the Company’s most recent financial statements delivered to the Lender in accordance with Clause 17.1, but deducting:

(a)	any debit balance on the profit and loss account of the Company;

(b)	(to the extent included) any provision for deferred taxation;

(c)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time; and

(d)	any amount in respect of any dividend or distribution declared, recommended or made by the Company and to the extent such distribution is not provided for in the most recent financial statements,

and so that no amount shall be included or excluded more than once.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the date of this Agreement to and including:

(a)	in respect of the Term Loan, 31 August 2014; and

(b)	in respect of a Short Term Revolving Loan or a Banker’s Guarantee under the Banker’s Guarantee Facilities, the Final Maturity Date (unless the relevant Facility has been varied or cancelled by the Lender pursuant to Clause 2.5), or such other date as may be agreed between the Company and the Lender.

Banker’s Guarantee means a banker’s guarantee in form and substance to be agreed by the Lender.

Banker’s Guarantee Facility means Banker’s Guarantee Facility 1 or Banker’s Guarantee Facility 2, as the context so requires.

Banker’s Guarantee Facility 1 means the banker’s guarantee facility made available under this Agreement as set out in Clause 2.3.

Banker’s Guarantee Facility 2 means the banker’s guarantee facility made available under this Agreement as set out in Clause 2.4.

BGF Limit means BGF Limit 1 or BGF Limit 2, as the context so requires.

BGF Limit 1 has the meaning ascribed to it in Clause 2.3.

BGF Limit 2 has the meaning ascribed to it in Clause 2.4.

Borrowings means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than in respect of paragraph (h) of that definition) and any amount raised by the issue of redeemable shares which are redeemable before the Final Maturity Date.

Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 23.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday, Sunday or a gazetted public holiday) on which banks are open for general business in Singapore and in any relevant financial centre for the currency and transaction involved.

Debenture means a deed creating security over all the assets of the Company dated on or about the date of this Agreement in favour of the Lender.

Debt means the current portion of the aggregate amount of:

(a)	all obligations of the Company for or in respect of Borrowings; and

(b)	Finance Charges,

as reflected in the Company’s most recent financial statements delivered to the Lender in accordance with Clause 17.1.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

EBITDA means the operating profits of the Company before taxation at any time:

(a)	before deducting any Finance Charges;

(b)	before taking in account any items treated as exceptional or extraordinary items; and

(c)	before deducting any amount attributable to amortisation of goodwill and other intangible assets or depreciation of tangible assets,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Company from ordinary activities before taxation, as reflected in the Company’s most recent financial statements delivered to the Lender in accordance with Clause 17.1.

Event of Default means an event or circumstance specified as such in Clause 20 (Default).

Facility means a credit facility made available under this Agreement.

Facility Office means the office(s) through which the Lender will perform its obligations under this Agreement.

Final Maturity Date means the date falling 36 months after the Utilisation Date in respect of the Term Loan.

Finance Charges means, at any time, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether accrued, paid or payable and whether or not capitalised by the Company:

(a)	including the interest element of leasing and hire purchase payments;

(b)	including any amounts paid, payable or accrued by the Company to counterparties under any interest rate hedging instrument;

(c)	deducting any amounts paid, payable or accrued by counterparties to the Company under any interest rate hedging instrument; and

(d)	deducting any interest paid, payable to or accrued to the benefit of the Company on any deposit or bank account.

Finance Document means:

(a)	this Agreement;

(b)	any Security Document; and

(c)	any other document designated as such by the Lender and the Company.

Financial Indebtedness means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	for the purposes of Clause 20.5 (cross-default) only, any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) required by the generally accepted accounting principles in the jurisdiction of incorporation of the Company to be shown a borrowing in the consolidated financial statements of the Company;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, Banker’s Guarantee or any other instrument issued by a bank or financial institution, in each case in respect of an indebtedness of a type referred to in the above paragraph; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Group means the Company and its Subsidiaries.

Guarantee means:

(a)	the initial US$15,000,000 corporate guarantee dated on or about the date of this Agreement provided by the Guarantor in favour of the Lender, which will remain in force until such time a subsequent corporate guarantee referred to in paragraph (b) below is issued; or

(b)	subject to the consent of the Lender (such consent not to be unreasonably withheld), any subsequent corporate guarantee provided by the Guarantor in favour of the Lender for an amount based on the outstanding principal amount under this Agreement at the time such guarantee is issued, provided that the first such subsequent corporate guarantee shall not be issued earlier than 12 months after the date of the initial corporate guarantee referred to in paragraph (a), and each subsequent corporate guarantee thereafter shall not be not earlier than 12 months after the date of the last corporate guarantee.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facilities or on its overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender) which the Lender (acting reasonably) considers material; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Intangible Assets means any amount attributable in respect of goodwill, patents, rights, intellectual property assets, licences, trademarks or other intangible assets classified as such in the Company’s most recent financial statements delivered to the Lender in accordance with Clause 17.1.

LIBOR means, in relation to any Loan (other than a Loan in respect of a Banker’s Guarantee Facility):

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Term of that Loan) the Reference Bank Rate,

as at 11 a.m. on the Rate Fixing Day for the currency of that Loan and for a period comparable to the Term of that Loan.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the relevant Facility (other than a Banker’s Guarantee Facility) made available under this Agreement or the principal amount outstanding of that borrowing.

Margin means:

(a)	in relation to the Term Loan, 2.75 per cent.; and

(b)	in relation to a Short Term Revolving Loan, 3.00 per cent.

Material Adverse Effect means a material adverse effect on:

(a)	the business or financial condition of any Obligor, any member of the Group or the Group as a whole;

(b)	the ability of any Obligor to perform its payment obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of the Lender in respect of a Finance Document.

Maturity Date means, for a Short Term Revolving Loan and Banker’s Guarantee, the last day of its Term.

Maximum Validity Period means:

(a)	in relation to a Banker’s Guarantee issued or to be issued under Banker’s Guarantee Facility 1, 2 years from the date of the Utilisation Date; or

(b)	in relation to a Banker’s Guarantee issued or to be issued under Banker’s Guarantee Facility 2, 3 years from the date of the Utilisation Date

Obligor means:

(a)	the Company;

(b)	the Guarantor; or

(c)	any other party to a Security Document other than the Lender.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 January 2013.

Parent means Seamap International Holdings Pte Ltd (Singapore company registration no. 199600338N).

Party means a party to this Agreement.

Rate Fixing Day means the second Business Day before the first day of a Term or such other day as the Lender determines is generally treated as the rate fixing day in consideration of the circumstances then prevailing.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means such banks as may be appointed by the Lender in its sole and absolute discretion.

Repayment Instalment means each instalment for repayment of the Term Loan.

Repeating Representations means the representations which are deemed to be repeated under Clause 16.17 (Times for making representations).

Request means a request for a Loan or a Banker’s Guarantee (as the case may be), substantially in the form of Schedule 2 (Form of Request).

Rollover Loan means one or more Short Term Revolving Loans:

(a)	to be made on the same day that a maturing Short Term Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Creit Loan; and

(c)	to be made for the purpose of refinancing a maturing Short Term Revolving Loan.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Company.

Security Document means:

(a)	the Guarantee;

(b)	the Debenture; and

(c)	any other document evidencing or creating security to secure any obligation of the Company to the Lender under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Short Term Revolving Facility means the short term revolving facility made available under this Agreement as set out in Clause 2.2.

Short Term Revolving Loan means each Loan under the Short Term Revolving Facility.

Singapore Dollar(s) or S$ means the lawful currency of Singapore.

Subsidiary means a subsidiary within the meaning of section 5 of the Companies Act, Chapter 50 of Singapore.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to the Lender in any way related to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means:

(a)	in relation to the Term Loan or a Short Term Revolving Loan, each period determined under this Agreement by reference to which interest on the Term Loan, that Short Term Revolving Loan or an overdue amount is calculated; or

(b)	in relation to a Banker’s Guarantee, the period from the date of issue of that Banker’s Guarantee to its expiry date as agreed by the Lender in its sole and absolute discretion.

Term Loan means the Loan under the Term Loan Facility.

Term Loan Facility means the term loan facility made available under this Agreement as set out in Clause 2.1.

Term Loan Facility Commitment means US$10,000,000 to the extent not cancelled, transferred or reduced under this Agreement.

US Dollar(s) or US$ means the lawful currency of the United States of America.

Utilisation Date means the date of the utilisation of a Facility, being the date on which the relevant Loan is made or a Banker’s Guarantee is issued, as the context so requires.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived and an Event of Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended, modified or supplemented;

(xv) (xvi) (xvii)	a time of day is a reference to Singapore time; words importing the singular include the plural and vice versa; and words importing one gender shall include all other genders.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	Term Loan Facility

Subject to the terms of this Agreement, the Lender makes available to the Company a committed term loan facility in an aggregate amount equal to the Term Loan Facility Commitment.

2.2	Short Term Revolving Facility

Subject to the terms of this Agreement, the Lender makes available to the Company an uncommitted multi-currency short term revolving facility up to an aggregate amount equal to US$3,000,000 (the Short Term Revolving Facility Limit).

2.3	Banker’s Guarantee Facility 1

Subject to the terms of this Agreement, the Lender makes available to the Company an uncommitted banker’s guarantee facility under which the Company may request the Lender to issue Banker’s Guarantees up to an aggregate amount of US$5,000,000 (the BGF 1 Limit).

2.4	Banker’s Guarantee Facility 2

Subject to the terms of this Agreement, the Lender makes available to the Company an uncommitted banker’s guarantee facility under which the Company may request the Lender to issue Banker’s Guarantees up to an aggregate amount of US$500,000 (the BGF 2 Limit).

2.5	Lender’s right of review

Notwithstanding anything herein to the contrary, express or implied, the Short Term Revolving Facility and the Banker’s Guarantee Facilities (the Uncommitted Facilities) hereby made or agreed to be made available from time to time to the Company shall at the absolute discretion of the Lender be reviewed from time to time and at any such time, such review may result in the variation, reduction or cancellation of the Uncommitted Facilities or any of them or any part thereof subject to such terms and conditions as the Lender in its absolute discretion deems fit (including the repayment on demand of any amount thereunder), and nothing in this Agreement shall be deemed to impose on the Lender any obligation either at law or in equity to make or continue to make the Uncommitted Facilities or any of them or any part thereof available to the Company or to allow the Company to utilise or continue to utilise the Uncommitted Facilities or any of them or any part thereof.

3.	PURPOSE

3.1	Term Loan

The Term Loan may only be drawn in a single tranche and used to repay amounts advanced from Affiliates related to the acquisition of assets from Ion Geophysical Corporation.

3.2	Short Term Revolving Loan

Each Short Term Revolving Loan may only be drawn in US Dollars, Singapore Dollars or such other currency which the Lender may in its sole and absolute discretion agree for working capital purposes.

3.3	Banker’s Guarantee

(a)	Banker’s Guarantees requested under Banker’s Guarantee Facility 1 may only be issued for the purposes of performance bonds in respect of commercial contracts entered into by the Company and any third party approved by the Lender (acting reasonably).

(b)	Banker’s Guarantees requested under Banker’s Guarantee Facility 2 may only be issued for the purposes of rental bonds in respect of lease agreements entered into by the Company and any third party approved by the Lender (acting reasonably).

3.4	No obligation to monitor
The Lender is not bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	A Request under a Facility may not be given until the Lender has notified the Company that it has received all of the documents and evidence set out in the relevant Part of Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the Lender, unless the requirement to deliver any document or evidence in Schedule 1 has been waived by the Lender. If the Lender permits a Loan to be borrowed before any of the conditions precedent referred to in this Clause 4 has been satisfied, the Company shall ensure that that condition is satisfied within the time stipulated in writing by the Lender in its sole and absolute discretion.

4.2	Further conditions precedent

The obligations of the Lender to make any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or, in the case of a Rollover Loan, would result from the Rollover Loan.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Facility the Loan applies to;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	in respect of a Short Term Revolving Loan, it specifies the currency of such Loan (which shall be US Dollars, Singapore Dollars or such other currency as the Lender may in its sole and absolute discretion agree);

(d)	the amount of the Loan requested:

(i)	is a minimum of US$200,000 and an integral multiple of US$100,000, or its equivalent in Singapore Dollars, or such other amount the Lender may in its sole and absolute discretion agree; and

(ii)	does not exceed the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; and

(e)	the proposed Term complies with this Agreement.

5.3	Only one Loan may be requested in a Request. Advance of Loan

(a)	The Lender is not obliged to make a Loan if as a result:

(i)	in the case of the Term Loan, the Term Loan Facility Commitment would be exceeded;

(ii)	in the case of a Short Term Revolving Loan:

(A)	the aggregate of all Short Term Revolving Loans would exceed the Short Term Revolving Facility Limit; or

(B)	the aggregate of all Short Term Revolving Loans and outstanding Banker’s Guarantees issued by the Lender under the Banker’s Guarantee Facilities would exceed US$5,000,000; or

(iii)	the aggregate of the Loans under the Term Loan Facility, the Short Term Revolving Facility and the outstanding amount of all Banker’s Guarantees issued by the Lender under the Banker’s Guarantee Facilities would exceed US$15,000,000.

(b)	If the conditions set out in this Agreement have been met, the Lender shall make the Loan available to the Company on the Utilisation Date.

6.	UTILISATION – BANKER’S GUARANTEE

6.1	Giving of Requests

(a)	The Company may request a Banker’s Guarantee to be issued by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 11.00 a.m. 3 Business Days before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

A Request for a Banker’s Guarantee will not be regarded as being duly completed unless:

(a)	it identifies the relevant Banker’s Guarantee Facility under which the Banker’s Guarantee is to be issued;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Banker’s Guarantee requested is:

(i)	when aggregated with all other outstanding Banker’s Guarantees issued under the same Banker’s Guarantee Facility, less than the relevant BGF Limit; or

(ii)	such other amount as the Lender may agree;

(d)	the proposed beneficiary is approved by the Lender;

(e)	the form of the Banker’s Guarantee is attached;

(f)	the expiry date of the Banker’s Guarantee:

(i)	does not cause the Term of the Banker’s Guarantee to exceed the relevant Maximum Validity Period; and

(ii)	falls on or before the Final Maturity Date; and

(g)	the delivery instructions for the Banker’s Guarantee are specified.

6.3	Only one Banker’s Guarantee may be requested in a Request. Issue of Banker’s Guarantee

If the conditions set out in this Agreement have been met, the Lender shall issue the Banker’s Guarantee on the Utilisation Date.

6.4	Extension of a Banker’s Guarantee

(a)	The Company may request that a Banker’s Guarantee issued on its behalf is extended by delivery to the Lender of a notice specifying the new proposed Maturity Date three Business Days before the Maturity Date of that Banker’s Guarantee.

(b)	The terms of each extended Banker’s Guarantee will remain the same as before the extension, except that:

(i)	its amount may be reduced; and

(ii)	its Maturity Date will be the date specified in the extension request (subject to the requirements pertaining to the expiry date set out in Clause 6.2(f)).

(c)	If the conditions set out in this Agreement have been met, the Lender shall extend the Banker’s Guarantee in the manner requested.

6.5	Conditions precedent

(a)	The Lender is not obliged to issue or extend any Banker’s Guarantee unless and until the Company has paid to the Lender the Banker’s Guarantee fee referred to in Clause 7.2.

(b)	The Lender is not obliged to issue or extend any Banker’s Guarantee if as a result:

(i)	the relevant BGF Limit would be exceeded;

(ii)	the aggregate of all Short Term Revolving Loans and outstanding Banker’s Guarantees issued by the Lender under the Banker’s Guarantee Facilities would exceed US$5,000,000; or

(iii)	the aggregate of the Loans under the Term Loan Facility, the Short Term Revolving Facility and the outstanding amount of all Banker’s Guarantees issued by the Lender under the Banker’s Guarantee Facilities would exceed US$15,000,000.

(c)	The Lender is not obliged to issue or extend any Banker’s Guarantee if either on the date of the Request or extension request or the Utilisation Date or extension date:

(i)	the Repeating Representations are not correct in all material respects; and/or

(ii)	a Default or in the case of an extension, an Event of Default is outstanding or would result from the issuance or extension of that Banker’s Guarantee.

7.	BANKER’S GUARANTEE

7.1	General

(a)	A Banker’s Guarantee is repaid or prepaid if:

(i)	the Company provides cash cover for that Banker’s Guarantee;

(ii)	the maximum amount payable under the Banker’s Guarantee is reduced in accordance with its terms; or

(iii)	the Lender is satisfied that it has no further liability under that Banker’s Guarantee.

The amount by which a Banker’s Guarantee is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b)	If a Banker’s Guarantee or any amount outstanding under a Banker’s Guarantee becomes immediately payable under this Agreement, the Company must repay or prepay that amount immediately.

(c)	Cash cover is provided for a Banker’s Guarantee if the Company pays an amount in the currency of the Banker’s Guarantee to the Lender in the name of the Company and the following conditions are met:

(i)	until no amount is or may be outstanding under that Banker’s Guarantee, withdrawals from the account may only be made to pay the Lender amounts under this Clause; and

(ii)	the Company has executed a security document over that account, in form and substance satisfactory to the Lender, creating a first ranking security interest over that account.

(d)	The outstanding or principal amount of a Banker’s Guarantee at any time is the maximum amount that is or may be payable by the Company in respect of that Banker’s Guarantee at that time.

7.2	Fees in respect of Banker’s Guarantees

(a)	The Company must pay to the Lender a Banker’s Guarantee fee computed at 1% per annum of the face value of each Banker’s Guarantee requested by it for the period from the issue or extension of that Banker’s Guarantee until its Maturity Date, subject to a minimum charge as prescribed in the Lender’s applicable standard tariffs.

(b)	All Banker’s Guarantee fees are payable upfront in advance (prior to the issue or extension of the relevant Banker’s Guarantee).

7.3	Indemnities

(a)	The Company hereby undertakes to indemnify and hold harmless the Lender from and against all liabilities, costs, losses, damages and expenses which the Lender may incur or sustain by reason of, or arising in connection with, or by reference to, the issue of any Banker’s Guarantee or the performance by it of the obligations expressed to be assumed by it under this Agreement in connection with the issue of any Banker’s Guarantee, other than as a result of gross negligence, wilful misconduct or wilful default on the part of the Lender.

(b)	The Company unconditionally and irrevocably:

(i)	confirms that the Lender is entitled to pay any demand made on it which appears on its face to be in order and which is made in accordance with the Banker’s Guarantee under or by reference to such Banker’s Guarantee without requiring proof or the agreement of any Obligor that the amounts so demanded or paid are or were due and notwithstanding that any Obligor or any other person may dispute the validity of any such request, demand or payment;

(ii)	authorises the Lender to exercise the rights and powers conferred on it by the Banker’s Guarantee and confirms that the Lender shall deal in documents only and shall not be concerned with the legality of the claim or any other underlying transaction or any set-off, counterclaim or defence as between the Obligor and any beneficiary of a Banker’s Guarantee;

(iii)	agrees that the Lender need not have regard to the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand or any incapacity of or limitation upon the powers of any person signing or issuing such demand, certificate or statement which appears on its face to be in order and agrees that the Lender shall not be obliged to enquire as to any such matters and may assume that any such demand, certificate or statement which appears on its face to be in order is correct and properly made; and

(c)	agrees to reimburse the Lender promptly after demand all moneys whatsoever paid by the Lender as contemplated by sub-paragraph (i) above, together with interest from the time of payment to the date of reimbursement at the rate specified in Clause 10.3 (Interest on overdue amounts), provided that this indemnity shall not apply to any amounts which, as a result of the gross negligence, wilful misconduct or wilful default of the Lender (as the case may be), are paid to a person other than the beneficiary of the relevant Banker’s Guarantee specified in the relevant demand.

7.4	Demands under a Banker’s Guarantee

If the Lender receives a demand for payment under a Banker’s Guarantee, it shall notify the Company forthwith of:

(a)	the amount demanded; and

(b)	the date on which it is payable,

7.5	and the Company shall on demand pay to the Lender such amount. Continuing indemnity

Clauses 7.3 and 7.4 shall operate as a continuing guarantee and indemnity, shall extend to the ultimate balance of the obligations and liabilities of the Company hereunder and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities.

7.6	Additional security

The obligations of the Company under Clauses 7.3 and 7.4 shall be in addition to and shall not be in any way prejudiced by any collateral or other security now or hereafter held by the Lender as security or any lien to which the Lender may be entitled.

7.7	Preservation of rights

No invalidity or unenforceability of all or any part of this Agreement (including, without limitation, Clauses 7.3 and 7.4) shall affect any rights of indemnity or otherwise which the Lender would or may have in the absence of or in addition to this Agreement.

8.	REPAYMENT

8.1	Repayment of Term Loan

(a)	The Company shall repay the Term Loan in full by 11 equal quarterly Repayment Instalments of US$800,000 each, and a final Repayment Instalment of US$1,200,000.

(b)	The first Repayment Instalment shall be repaid on the date falling 3 months after the Utilisation Date and the final Repayment Instalment shall be repaid on or before the Final Maturity Date.

(c)	The Company irrevocably authorises the Lender to debit such amounts from the Accounts (or any of them) or such other account in the name of the Company with the Lender as the Lender in its sole and absolute discretion deems necessary to repay the instalments as set out in paragraph (a) above.

(d)	No amount of the Term Loan which is repaid may be re-borrowed.

8.2	Repayment of Short Term Revolving Loan

(a)	Subject to Clause 2.5, the Company must repay each Short Term Revolving Loan in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

8.3	Repayment of Banker’s Guarantees

(a)	Subject to Clause 2.5, the Company must repay each Banker’s Guarantee in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

9.	PREPAYMENT AND CANCELLATION

9.1	Mandatory prepayment — illegality

(a)	The Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for the Lender to perform any of its obligations under a Finance Document, to fund or maintain any Loan or to have outstanding any Banker’s Guarantee.

(b)	After notification under paragraph (a) above:

(i)	in respect of all outstanding Banker’s Guarantees:

(A)	the Company must use its best endeavours to ensure the release of the liability of the Lender under each outstanding Banker’s Guarantee;

(B)	failing this, the Company must repay or prepay the Lender each Banker’s Guarantee requested by it on the date specified in paragraph (c) below; and

(C)	no further Banker’s Guarantees will be issued.

(ii)	in respect of all Loans under the Term Loan Facility and the Short Term Revolving Facility:

(A)	the Company must repay or prepay the Lender each Loan on the date specified in paragraph (c) below;

(B)	the Term Loan Facility Commitment will be immediately cancelled; and

(C)	no further Loan under the Short Term Revolving Facility may be borrowed.

(c)	The date for repayment or prepayment of a Loan or the Banker’s Guarantee will be:

(i)	in the case of a Loan:

(A)	the last day of the current Term for that Loan; or

(B)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law; or

(ii)	in the case of a Banker’s Guarantee, the date specified by the Lender in the notification under paragraph (a) above.

9.2	Mandatory prepayment — change of ownership

(a)	The Company must promptly notify the Lender if the Guarantor disposes of all or any part of its interest (whether direct or indirect) in all of the issued shares of the Company (a change of ownership).

(b)	After a change of ownership, the Lender may, by notice to the Company:

(i)	cancel the Term Loan Commitment; and

(ii)	declare the Term Loan, together with accrued interest and all other amounts accrued under the Finance Documents in relation to the Term Loan, to be immediately due and payable.

9.3	Any such notice will take effect in accordance with its terms. Mandatory prepayment – disposal of assets

(a)	In this Subclause:

net proceeds means any amount received by the Company as consideration for a relevant disposal to a person which is not a member of the Group, including the amount of any intercompany loan repaid or prepaid to continuing members of the Group, less all Taxes and reasonable costs and expenses incurred by the Company in connection with the relevant disposal; and

relevant disposal means a disposal of any asset or business (whether by way of a share or asset sale) acquired from ION Geophysical Corporation, other than sales of inventory in the normal course of business.

(b)	The Company must procure that the net proceeds are applied towards prepaying the Term Loan.

(c)	Any prepayment under this Subclause must be made on or before the last day of the Term of the Term Loan in which the relevant disposal occurred.

9.4	Voluntary prepayment

(a)	The Company may, by giving not less than 10 Business Days’ prior written notice to the Lender, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$1,000,000 and an integral multiple of US$1,000,000, or the amount outstanding under the Loan.

9.5	Automatic cancellation

The Term Loan Facility Commitment will be automatically cancelled at the close of business on the last day of its Availability Period.

9.6	Voluntary cancellation

(a)	The Company may, by giving not less than 10 Business Days’ prior notice to the Lender, cancel the unutilised amount of the Term Loan Facility Commitment in whole or in part.

(b)	Partial cancellation of the Term Loan Facility Commitment must be in a minimum amount of US$1,000,000.

9.7	Involuntary prepayment and cancellation

(a)	If the Company is, or will be, required to pay to the Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay each Loan and Banker’s Guarantee on the date specified in paragraph (c) below;

(ii)	the Term Loan Facility Commitment will be immediately cancelled; and

(iii)	no further Loan under the Short Term Revolving Facility may be borrowed and no further Banker’s Guarantee will be issued.

(c)	The date for repayment or prepayment of a Loan and/or Banker’s Guarantee will be:

(i)	the last day of the current Term for that Loan or in the case of a Banker’s Guarantee, 5 Business Days after the date of the notification; or

(ii)	if earlier, the date specified by the Company in its notification.

9.8	Partial prepayment of Term Loan

(a)	Except where this Clause expressly provides otherwise, any partial prepayment of the Term Loan will be applied against the remaining Repayment Instalments pro rata.

(b)	Any voluntary prepayment of a Term Loan will be applied against the remaining Repayment Instalments in inverse order of maturity.

(c)	No amount of a Term Loan prepaid under this Agreement may subsequently be re-borrowed.

9.9	Re-borrowing of Short Term Revolving Loans

Any voluntary prepayment of a Short Term Revolving Loan may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Short Term Revolving Loan may not be re-borrowed.

9.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s)

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid and the applicable fees in respect of the prepayment. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(d)	No amount of the Term Loan Facility Commitment cancelled under this Agreement may subsequently be reinstated.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

10.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan on the last day of each Term and also, if the Term is longer than three months, on the dates falling at three-monthly intervals after the first day of that Term.

10.3	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate of the Lender’s prime lending rate (as published on the Lender’s website from time to time) plus 4.75 per cent. per annum. For this purpose, the Lender may:

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be at a rate of the Lender’s prime lending rate (as defined in Clause 10.3(b)) plus 4.75 per cent. per annum.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

10.4	Notification of rates of interest

The Lender must promptly notify the Company of the determination of a rate of interest under this Agreement.

10.5	Deduction of interest payments from Company’s account(s)

Notwithstanding anything to the contrary in this Clause 10, the Company irrevocably authorises the Lender to debit such amounts from the Accounts (or any of them) or such other account in the name of the Company with the Lender as the Lender in its sole and absolute discretion deems necessary to pay any interest due from the Company under this Clause 10.

11.	TERMS

11.1	Term Loan

(a)	The Term Loan shall have successive Terms, each of a period of 3 months or such other period as may be agreed to by the Lender in its sole and absolute discretion.

(b)	The first Term for the Term Loan will start on the Utilisation Date in relation to the Term Loan and each subsequent Term shall start on the expiry of its preceding Term.

11.2	Short Term Revolving Loans

(a)	Each Short Term Revolving Loan has one Term only.

(b)	The Company must select the Term for a Short Term Revolving Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Short Term Revolving Loan will be 1, 2 or 3 months or any other period agreed by the Company and the Lender.

11.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

11.4	Other adjustments

The Lender and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

11.5	Notification

The Lender must notify the Company of the duration of each Term promptly after ascertaining its duration.

12.	MARKET DISRUPTION

12.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Term, the Lender shall promptly notify the Company and the rate of interest on that Loan for that Term shall be the rate per annum which is the sum of:

(i) the Margin; and

(ii)	the rate notified by the Lender to the Company as soon as practicable and in any event, before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about 11.00 a.m. on the Rate Fixing Day for the relevant Term the Screen Rate is not available or the Screen Rate is zero or negative and the Lender (in its absolute discretion) determines that adequate and fair means do not exist for ascertaining LIBOR for the relevant Term; or

(ii)	before close of business in Singapore on the Rate Fixing Day for the relevant Term, the Lender notifies the Company that the cost to the Lender of obtaining matching deposits in the relevant Interbank market would be in excess of LIBOR.

12.2	Alternative basis

(a)	If a Market Disruption Event occurs and the Lender so requires, the Company and the Lender shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be binding on each Party.

13.	TAXES

13.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or the Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction) then it must promptly notify the other Party.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

13.2	Tax indemnity

(a)	Except as provided below, the Company must indemnify the Lender against any loss or liability which the Lender determines has been suffered (directly or indirectly) by it for or on account of Tax in relation to a payment received (or any payment deemed to be received) under a Finance Document.

(b)	Paragraph (a) above does not apply to:

(i)	any Tax assessed on the Lender under the laws of the jurisdiction in which:

(A)	the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.1 (Tax gross-up).

(c)	If the Lender makes, or intends to make, a claim under paragraph (a) above, it must promptly notify the Company of the event which will give, or has given, rise to the claim.

13.3	Stamp taxes

The Company must pay and indemnify the Lender against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document.

13.4	Goods and services tax

(a)	Any amount payable under a Finance Document by the Company is exclusive of any goods and services tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Lender (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires the Company to reimburse the Lender for any costs or expenses, the Company must also at the same time pay and indemnify the Lender against all goods and services tax or any other Tax of a similar nature incurred by the Lender in respect of those costs or expenses.

14.	INCREASED COSTS

14.1	Increased Costs

Except as provided below in this Clause, the Company must, within five Business Days of a demand made by the Lender, pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

14.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to the Lender or its Affiliate wilfully failing to comply with any law or regulation.

14.3	Increased Cost Claims

(a)	The Lender, if intending to make a claim pursuant to Clause ý14.1 (Increased Costs) shall promptly upon becoming aware of the same notify the Company of the event giving rise to the claim.

(b)	The Lender, together with its demand, shall provide a certificate confirming the amount and basis of calculation (in reasonable detail) of its Increased Costs.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by the Company under a Finance Document must be made to the Lender to its account at such office or bank as it may notify to the Company for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Company as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in US Dollars, Singapore Dollars or such other currency that was utilised.

15.4	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off, deduction, counterclaim, withholding or condition of any kind.

15.5	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.6	Partial payments

(a)	If the Lender receives a payment insufficient to discharge all the amounts then due and payable to it under the Finance Documents, the Lender shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by the Company.

15.7	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender.

16.	REPRESENTATIONS

16.1	Representations
16.2	Status	The representations set out in this Clause are made by the Company to the Lender.

(a)	Each Obligor is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor and member of the Group has the power to own its assets and, in the case of any Obligor or member of the Group which is a legal entity, carry on its business as it is being conducted.

16.3	Powers and authority

Each Obligor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

(a)	Each Finance Document to which each Obligor is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which each Obligor is a party is in the proper form for its enforcement in, as the case may be, its jurisdiction of incorporation (in the case of an Obligor which is a legal entity) or place of residence (in the case of an Obligor who is a natural person).

16.5	Validity and admissibility in evidence

All authorisations required:

(a)	to enable each Obligor to lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in, as the case may be, and each Obligor’s jurisdiction of incorporation (in the case of an Obligor which is a legal entity) or place of residence (in the case of an Obligor who is a natural person); and

(c)	for each Obligor to carry on its business, and which are material,

16.6	have been obtained or effected and are in full force and effect, or will when required. Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents (if applicable); or

(c)	any document which is binding upon it or its assets, a breach of which would reasonably be expected to have a Material Adverse Effect.

16.7	Governing law and enforcement

(a)	The choice of Singapore law or other applicable law as the governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in, as the case may be, that Obligor’s jurisdiction of incorporation.

(b)	Any judgment obtained in Singapore in relation to a Finance Document to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

(c)	Any judgment obtained in any applicable jurisdiction referred to in a Finance Document in relation to that Finance Document to which each Obligor (other than the Company) is a party will be recognised and enforced in that Obligor’s jurisdiction of incorporation.

16.8	No default

(a)	No Default is outstanding or would reasonably be expected to result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	No other event is outstanding which constitutes a default under any document which is binding on any Obligor or member of the Group or the assets of any Obligor or member of the Group to an extent or in a manner which has or is likely to have a Material Adverse Effect.

16.9	Deduction of Tax

No Obligor is required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.10	No filing or stamp taxes

Under the law of each Obligor’s jurisdiction of incorporation, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save for the registration of the Debenture with the Accounting and Corporate Regulatory Authority of Singapore and payment of stamp duty thereon.

16.11	No misleading information

(a)	Any written factual information provided by any Obligor or any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred and no information has been given or withheld that results in the information being untrue or misleading in any material respect.

16.12	Financial statements

The Company’s audited financial statements most recently delivered to the Lender (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in Singapore, consistently applied; and

(b)	fairly represent its financial condition and operations as at the date to which they were drawn up,

16.13	except, in each case, as disclosed to the contrary in those financial statements. No material adverse change

There has been no material adverse change in the consolidated financial condition of the Company since the date to which the Original Financial Statements were drawn up.

16.14	Pari passu ranking

The Company’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.15	Litigation

No litigation, arbitration or administrative proceedings are current or, to the Company’s knowledge, pending or threatened, which, if adversely determined (taking into account the likelihood of success of those proceedings), would reasonably be expected to have a Material Adverse Effect.

16.16	Information

(a)	All written information supplied by the Company to the Lender in connection with the Finance Documents is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(b)	the Company has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

16.17	Times for making representations

(a)	The representations set out in this Clause are made by the Company on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Company on the date of each Request and the first day of each Term.

(c)	When a representation in Clause 16.8(a) (No default) is repeated on a Request for a Rollover Loan or the first day of a Term for the Term Loan (other than the first Term for the Term Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements and other information

(a)	The Company must supply to the Lender its management financial statements (both on a consolidated and an unconsolidated basis) for each financial half year ended as at 31 July and 31 January respectively.

(b)	All financial statements under paragraph (a) must be supplied as soon as they are available within 120 days of the end of each financial half year.

(c)	Within 180 days of each financial year ended as at 31 January, the Company must supply to the Lender audited financial statements for that most recently ended financial year.

17.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement fairly represents the financial condition (consolidated or otherwise) of the Group as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Lender of any change to the manner in which its audited financial statements are prepared.

(c)	If requested by the Lender, the Company must supply to the Lender:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable it to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to Lender under this Agreement.

(d)	If requested by the Lender, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lender in the same position as they would have been in if the change had not happened.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

17.3	Information — miscellaneous

The Company must supply to the Lender:

(a)	copies of all documents required by law to be despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched, as reasonably requested by Lender;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and, if adversely determined (taking into account the likelihood of success of those proceedings), could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition and operations of the Group or any other matter as the Lender may reasonably require, except to the extent that disclosure of the information would breach any law, regulation or duty of confidentiality.

17.4	Notification of Default

(a)	The Company must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Company must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.5	Half-year end

The Company must not, without the Lender’s prior consent, change its financial half-year ends.

17.6	Know your customer requirements

The Company must promptly on the request of the Lender supply to the Lender any documentation or other evidence which is requested by the Lender (whether for itself or on behalf of any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than Singapore Dollars is to be taken into account at its Singapore Dollar equivalent calculated on the basis of:

(i)	the Lender’s spot rate of exchange for the purchase of the relevant currency in the Singapore foreign exchange market with Singapore Dollars at or about 11.00 a.m. (Singapore time) on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

18.2	Adjusted Shareholders’ Equity

(a)	The Company must ensure that its Adjusted Shareholder’s Equity (including Intangible Assets) is not at any time less than S$15,000,000.

(b)	The Company must ensure that its Intangible Assets shall not at any time exceed the amount of its Adjusted Shareholders’ Equity.

18.3	Ratio of EBITDA to Debt

The Company must ensure that its EBITDA is not at any time less than 125 per cent of its Debt for each financial year ended 31 January.

18.4	Guarantor’s financial covenants
18.5
The Guarantor shall comply with the financial covenants of its Credit
Agreement dated August 2, 2013 among, Mitcham Industries, Inc., The
Lenders Party Thereto and HSBC Bank USA, N.A. (as amended, varied or supplemented from time to time). A breach of those covenants shall constitute a breach of this provision. The Guarantor shall provide the
Lender with calculations of these covenants in a form and under the time frame as is provided to HSBC USA, N.A under that Credit Agreement.
Provision of further guarantees

(a)	If at any time the Company or the Guarantor breaches any of the covenants in this Clause 18, the Lender may require that the Company shall, within 10 Business Days of the Lender’s demand, procure that such further or other guarantees in favour of the Lender be provided on terms which are satisfactory to the Lender.

(b)	The Company shall provide, together with any guarantee executed pursuant to paragraph (a), such other documents evidencing the relevant authorisations of such execution and legal opinions reasonably requested by the Lender in form and substance satisfactory to the Lender.

19.	GENERAL COVENANTS

19.1	General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to an Obligor or a member of the Group, the Company must ensure that the Guarantor or Subsidiary (as the case may be) performs that covenant.

19.2	Change of business and alteration of constitutional documents

The Company shall not, without the prior written consent of the Lender, substantially change the nature of its business from that carried on at the date of this Agreement, and/or alter its constitutional documents relating to its borrowing process and principal business activities.

19.3	No change of shareholding

(a)	Each Obligor shall procure that the Parent shall not, without the Lender’s prior written consent, change its shareholding in the Company.

(b)	The Guarantor shall at all times be the beneficial owner (whether directly or indirectly) of all the issued shares of the Company.

19.4	Authorisations
Each Obligor must, promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Lender,

of any authorisation required under any law or regulation to enable that Obligor to perform its obligations under, or for the legality, validity, enforceability or admissibility in evidence in its place of incorporation (in the case of a legal entity) or residence (in the case of a natural person) of, any Finance Document.

19.5	Compliance with laws

Each Obligor and member of the Group must comply in all respects with all laws to which it is subject where failure to do so has or is likely to have a Material Adverse Effect.

19.6	Mergers

No Obligor may, without the Lender’s prior written consent, enter into any amalgamation, demerger, merger or reconstruction, such consent not to be unreasonably withheld or delayed.

19.7	Acquisitions

The Company may not, without the Lender’s prior written consent, make any acquisition or investment in excess of S$3,000,000, other than in the normal course of business.

19.8	Declaration of Dividend

The Company may only declare or make payment of any dividend or any other distribution of profits if it would not result in a breach of any of the financial covenants under Clause 18.

19.9	Subordination

The Company shall procure that, at all times, any Financial Indebtedness owing to the Parent or the Guarantor shall be subordinated in right of repayment to all amounts owing or which may become owing by the Company to the Lender.

19.10	Negative pledge

(a)	Except as provided in paragraph (b) below, no member of the Group shall create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest entered into pursuant to a Finance Document;

(ii)	any pledge of goods or services acquired through documentary credits granted or obtained in the ordinary course of business, for the purpose of financing the acquisition or provision of goods and services; or

(iii)	the charge created by the Company in favour of DBS Bank Ltd on or about 19 September 2006 or any Security Interest other than pursuant to a Finance Document created prior to the date of this Agreement, except to the extent the principal amount secured by that Security Interest exceeds the amount secured by that Security Interest as at the date of this Agreement or to the extent such Security Interest is otherwise varied.

(iv)	any lien arising by operation of law or agreement of similar effect and in the ordinary course of business and, if arising as a result of any default or omission by any member of the Group, which does not subsist for a period of more than 60 days;

(v)	any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business;

(vi)	any Security Interest arising as a result of legal proceedings discharged within 30 days or otherwise contested in good faith (and not otherwise constituting an Event of Default);

(vii)	any Security Interest arising by operation of law in respect of taxes being contested in good faith; or

(viii)	any Security Interest securing Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of Security Interests given by any member of the Group, other than as permitted under the preceding paragraphs) does not exceed S$3,000,000 or its equivalent, provided that prior written consent from the Lender has been obtained (such consent not to be unreasonably withheld).

19.11	Disposals

(a)	Except as provided in paragraph (c) below, no member of the Group shall, either in a single transaction or in a series of transactions and whether related or not, part with, transfer, sell or otherwise dispose of all or any part of its undertaking, property, assets or rights (or attempt to do so).

(b)	Without prejudice to the generality of paragraph (a), the Company shall not, without the prior written consent of the Lender, part with, transfer, sell or otherwise dispose of any shares in any Subsidiary.

(c)	Paragraph (a) does not apply to:

(i)	any disposal by way of a sale at arm’s length on commercial terms in the ordinary course of business by the disposing entity (as conducted at the date of this Agreement);

(ii)	any disposal of any asset by a member of the Group (the Disposing Company) to another member of the Group (the Acquiring Company), but if the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor and if the Disposing Company has given security over the asset, the Acquiring Company must give equivalent security over the asset;

(iii)	any disposal of assets (other than shares or businesses) in exchange for other assets reasonably comparable or superior as to type and quality and over which security must be given if security was given over the original assets that were exchanged;

(iv)	any disposal of assets (other than shares in any member of the Group) which are obsolete or which are no longer required for the relevant person’s business or operations;

(v)	any disposal arising as a result of any permitted transaction contemplated under this Agreement;

(vi)	any disposal of assets compulsorily acquired by any governmental authority; and

(vii)	any disposal of fixed assets where the proceeds of disposal are intended to be used within 12 months of that disposal to purchase replacement fixed assets comparable or superior as to type, value and quality.

19.12	Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.13	Financial Indebtedness

(a)	Except as provided in paragraph (b) and Clause 19.14 below, no member of the Group:

(i)	may incur any Financial Indebtedness; or

(ii)	grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect for the benefit of any person in respect of any Financial Indebtedness or obligation of any other person, whether actual or contingent.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness under the Finance Documents and/or permitted under the Finance Documents;

(ii)	any guarantee or indemnity which has been granted, issued or extended prior to the date of this Agreement, except to the extent that any Financial Indebtedness guaranteed or indemnified exceeds the amount so guaranteed or indemnified as at the date of this Agreement or to the extent that such guarantee or indemnity is otherwise varied; or

(iii)	any guarantee or indemnity granted, issued or extended by any member of the Group in the ordinary course of business as conducted by such member of the Group as at the date of this Agreement and solely for the purpose of the carrying on by it of its business.

(iv)	arising under any interest rate hedging for any Facility or a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency or interest rates and not for investment or speculative purposes, provided that the counter-party to such transaction is the Lender of an affiliate of the Lender;

(v)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(vi)	guarantees to landlords in the ordinary course of business;

(vii)	any guarantees guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business.

19.14	Right of first refusal in respect of further financing

(a)	The Lender shall have a right of first refusal in respect of any further financing sought by the Company.

(b)	The Company may only seek further financing from lenders other than the Lender if the following conditions have been met:

(i)	the Company has requested the Lender to provide it with further facilities or financing;

(ii)	the Company has provided all details required by the Lender in relation to the facilities or financing referred to in paragraph (a); and

(iii)	the Lender has either confirmed in writing that it will not provide the Company with the further facilities or financing requested, or the Lender does not, within 14 days of the later of a request made under paragraph (a) and the provision of information under paragraph (b), inform the Company that its request will be considered.

19.15	Maintenance of Accounts with the Lender
19.16	The Company shall at all times maintain each Account in its name with the Lender. Insurance

The Company must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

19.17	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination. Environmental Law means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment.

(b)	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is likely to have a Material Adverse Effect or results in any liability for the Lender.

(c)	The Company must promptly upon becoming aware notify the Lender of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances likely to result in an Environmental Claim,

which has or, if substantiated, is likely to either have a Material Adverse Effect or result in any liability for the Lender.

19.18	Further assurance

The Company shall, and shall procure that the Subordinated Lender shall, from time to time on the Lender’s request do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may consider necessary for giving full effect to this Agreement or any other Finance Document or securing to the Lender the full benefits of all rights and powers and remedies conferred on the Lender in this Agreement or any other Finance Document.

20.	DEFAULT

20.1	Events of Default
20.2	Each of the events set out in this Clause is an Event of Default. Non-payment

Any Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents unless its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date.

20.3	Breach of other obligations

(a)	Any Obligor does not comply with any term of Clause 19 (General covenants) or Clause 18 (Financial covenants) applicable to it; or

(b)	any Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause.

(c)	No Event of Default under paragraph (a) and (b) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Company and (ii) the Company becoming aware of its failure to comply.

20.4	Misrepresentation

(a)	A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of an Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation, or circumstances giving rise to it, is/are capable of remedy and is/are remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Company and (ii) the Company becoming aware of the misrepresentation.

20.5	Cross-default
Any of the following occurs in respect of an Obligor or any member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described).

No Event of Default will occur under this Clause 20.5 if the obligation to pay the relevant Financial Indebtedness is set aside, compromised or otherwise settled within 20 Business Days and no event of default however described in any contract or agreement to which the relevant Obligor is a party would be continuing by reason of such obligation having arisen and having been set aside, compromised or otherwise settled.

20.6	Cessation of business

An Obligor or any member of the Group ceases, or threatens to cease, to carry on business or its beneficial interest in or control of the whole or a substantial part of its business is transferred (whether by agreement, operation of law or otherwise) without the prior written consent of the Lender, such consent, in the case of a member of the Group other than the Company (and only in such case), not to be unreasonably withheld.

20.7	Insolvency
Any of the following occurs in respect of an Obligor or any member of the Group:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness;

(e)	any judgment debt is not paid when due;

(f)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of an Obligor or any member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.8	Insolvency proceedings

(a)	Any of the following occurs in respect of an Obligor or any member of the Group:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	any person presents a petition or files documents, or any resolution is passed authorising any person to present a petition or file documents, with a court or any registrar, for its winding-up, administration, judicial management or dissolution;

(iii)	an order for its winding-up, administration, judicial management or dissolution is made;

(iv)	any liquidator, trustee in bankruptcy, judicial manager, receiver, administrative receiver, administrator, compulsory manager, provisional manager or similar officer is appointed in respect of it or any of its assets;

(v)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial manager, receiver, administrative receiver, administrator or similar officer; or

(vi)	any other analogous step or procedure is taken in any jurisdiction.

(b)	This Clause 20.8 shall not apply to any winding-up petition, court filing or analogous procedure or step in any jurisdiction which is frivolous or vexations and is discharged, stayed or dismissed within 20 Business Days of commencement.

20.9	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Company an Obligor or any member of the Group.

20.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by the Company to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.11	Declared company

Any Obligor which is a Singapore company is declared by the Minister of Finance to be a company to which Part IX of the Companies Act, Chapter 50 applies.

20.12	Nationalisation

All or a material part of the assets of an Obligor are seized, compulsorily acquired, expropriated or nationalised.

20.13	Termination or material amendment to a material contract

Any termination occurs or any material amendment is made to any contract which has or is likely to have a Material Adverse Effect.

20.14	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Lender, has or is likely to have a Material Adverse Effect.

20.15	Acceleration
If an Event of Default is outstanding, the Lender may, by notice to the Company:

(a)	cancel all or any part of the Term Loan Facility Commitment or Facilities; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Lender. Any notice given under this Subclause will take effect in accordance with its terms.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

22.	FEES

22.1	Upfront fee

The Company must pay to the Lender on the date of this Agreement an upfront fee of US$22,500 or 0.15 per cent. of the aggregate amount of the Facilities made available under this Agreement (or US$15,000,000).

22.2	Prepayment fee

If any part of the Loan is prepaid within the first 15 months from the relevant Utilisation Date (including, for the avoidance of doubt, pursuant to Clauses 9.1 and 9.7), the Company must pay to the Lender a prepayment fee on the date on which such prepayment is made. The amount of the prepayment fee shall be 1 per cent. of the amount prepaid.

22.3	Cancellation fee

If any part of the Term Loan Facility Commitment is cancelled (including, for the avoidance of doubt, under Clauses 9.1 and 9.7), the Company must pay to the Lender a cancellation fee on the date on which such part of the Term Loan Facility Commitment is cancelled. The amount of the cancellation fee shall be 1 per cent. of the amount cancelled.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify the Lender against, and within three Business Days of the Lender’s demand, pay to the Lender any amount determined by the Lender in respect of, any loss or liability which the Lender incurs as a consequence of:

(i)	the Lender receiving an amount in respect of any Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must indemnify the Lender against, and within three Business Days of the Lender’s demand, pay to the Lender any amount determined by the Lender in respect of, any loss or liability which the Lender incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date or the investigation of any event which the Lender believes is an Event of Default;

(iii)	the information produced or approved by an Obligor being or being alleged to be misleading or deceptive in any material respect;

(iv)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(v)	acting or relying on any notice which the Lender believes to be genuine, correct and appropriately authorised;

(vi)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(vii)	funding, or making arrangements to fund, its participation in a Loan requested by a Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(viii)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)	The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

23.3	Break Costs

(a)	The Company must pay to the Lender its Break Costs.

(b)	Break Costs are the amount (if any) by which:

(i)	the interest which the Lender would have received for the period from the date of receipt of any part of a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	The Lender must supply to the Company details of the amount of any Break Costs claimed by it under this Subclause.

23.4	Force majeure

The Lender shall not be liable to the Company for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular, but not limited to, strike, industrial action (whether involving the Lender’s staff or not), equipment failure or interruption of power supplies. The Lender will endeavour to give notice generally to its customers of any anticipated delays by notices in branches.

24.	EXPENSES

24.1	Initial costs

The Company must, within three Business Days of the Lender’s demand, pay to the Lender the amount of all agreed reasonable costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of the Finance Documents.

24.2	Subsequent costs

The Company must, within seven Business Days of the Lender’s demand, pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

24.3	Enforcement costs

The Company must, within seven Business Days of the Lender’s demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.	AMENDMENTS AND WAIVERS

25.1	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender determines is necessary to reflect the change.

25.2	Waivers and remedies cumulative
The rights of the Lender under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.

26.2	Assignments and transfers by the Lender

(a)	The Lender may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	A transfer of obligations will be effective only if the New Lender confirms to the Company in form and substance satisfactory to the Company that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner the Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

26.3	Costs resulting from change of Lender or Facility Office
If:

(a)	the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by the Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.	DISCLOSURE OF INFORMATION

Without detracting from the Lender’s rights of disclosure under any law (including without limitation under the Banking Act, Chapter 19 of Singapore (the Banking Act)), the Lender, its officers and agents may disclose in any manner howsoever, any information (which may include copies of this Agreement) which the Lender has acquired under or in connection with this Agreement, any information relating to the Company or its account relationship with the Lender (including without limitation, details of this Agreement and its credit balances and deposits with the Lender):

(a)	to any branch, representative office, affiliated, associated or related corporation of the Lender and their respective officers, servants or agents, whether situated in or out of Singapore for credit monitoring or review purposes;

(b)	to any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to any Finance Document;

(c)	which is publicly available, other than as a result of a breach by the Lender of this Clause;

(d)	in connection with any legal or arbitration proceedings;

(e)	if required to do so under any law or regulation;

(f)	to a governmental, banking, taxation or other regulatory authority;

(g)	to its professional advisers;

(h)	to a rating agency;

(i)	to a stock exchange, listing authority or similar body;

(j)	to any person in connection with or in contemplation of a securitisation or other transaction having a similar effect;

(k)	to any credit bureau of which the Lender is a member or subscriber;

(l)	to any related entity of the Company; or

(m)	with the agreement of the Company.

This Clause 27 is not and shall not be deemed to constitute, an express or implied agreement by the Lender with the Company for a higher degree of confidentiality than that prescribed in Section 47 of, and the Sixth Schedule to, the Banking Act.

28.	SET-OFF

The Lender may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

31.	NOTICES

31.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or any other electronic communication approved by the Lender.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

31.2	Contact details

(a)	The contact details of the Company for this purpose are:

Address: Fax number: Attention:	51 Changi North Crescent Singapore 499626 +65 6545 0585 Managing Director

With a copy to:

Mitcham Industries, Inc.

8141 Highway 75 South

Huntsville, Texas 77340 USA

Fax number: +1 936 295 1933

Attention: Chief Financial Officer

(b)	The contact details of the Lender for this purpose are:

Address: Fax number: Attention:	21 Collyer Quay #08-01 HSBC Building Singapore 049320 +65 6424 4783 Eric Chin

(c)	The Company or the Lender may change their contact details by giving five Business Days’ notice to the other Party.

(d)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

31.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, at noon the second day after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax or other electronic means, when transmitted.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Lender will only be effective on actual receipt by it.

32.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

33.	GOVERNING LAW

This Agreement is governed by Singapore law.

34.	ENFORCEMENT

34.1	Jurisdiction

(a)	The Singapore courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The Singapore courts are the most appropriate and convenient courts to settle any such dispute and the Company waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Lender only. To the extent allowed by law, the Lender may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

34.2	Service of process

The Guarantor irrevocably appoints the Company as its agent under this Agreement for service of process in any proceedings before the Singapore courts in connection with this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART 1

CONDITIONS PRECEDENT DOCUMENTS FOR FIRST UTILISATION

A. Company

1.	A certified true copy of the Memorandum and Articles of Association of each Obligor.

2.	A certified true extract of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

3.	A specimen of the signature of each person authorised on behalf of each Obligor to execute or witness the execution of any Finance Document to which it is a party or to sign or send any document or notice in connection with any Finance Document to which it is a party.

4.	A certificate of a director of each Obligor:

(a)	confirming that the Company utilising the Facilities in full would not breach any limit binding on it;

(b)	certifying that each copy document specified in this Schedule which is required to be delivered by it to the Lender is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(c)	confirming that there is no material adverse change in the financial condition of that Obligor nor will there be any prospective material adverse change in the financial condition by the utilisation of the Facilities.

B. Other documents and evidence

1.	This Agreement and any other Finance Document, duly executed by each Obligor which is a party thereto.

2.	A certified true copy of the Original Financial Statements of the Company.

3.	Evidence that all fees, costs and expenses then due from the Company under this Agreement have been paid or will be paid by the first Utilisation Date.

4.	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

5.	Such other information and documents as the Lender may require.

PART 2

CONDITIONS PRECEDENT DOCUMENTS FOR UTILISATION OF BANKER’S GUARANTEE FACILITIES

1.	In addition to the documents listed in Part I of this Schedule 2, a duly signed counter-indemnity in the Lender’s standard form from the Company in respect of each Banker’s Guarantee to be issued.

SCHEDULE 2

FORM OF REQUEST

To:	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
From: Date:	SEAMAP PTE LTD [ ]

SEAMAP PTE LTD — US$15,000,000 Facilities Agreement dated [ ], 2014 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to [borrow a Term Loan/Short Term Revolving Loan/arrange for a Banker’s Guarantee to be issued][1] on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ].

(c)	Term: [ ].

3.	Our [payment/delivery][1] instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.	[We attach a copy of the proposed Banker’s Guarantee][1]

................................
Name:
Designation:
For and on behalf of

SEAMAP PTE LTD

SIGNATORIES

Company

Signed by
/s/Mark Welker—

Name: Mark Welker

Title: Director

for and on behalf of
SEAMAP PTE LTD
in the presence of:

/s/Lim Gek Hong
Name of Witness: Lim Gek Hong

Guarantor

Signed by
/s/Guy Malden

Name: Guy Malden

Title: Executive Vice President

for and on behalf of
MITCHAM INDUSTRIES, INC.
in the presence of:

/s/Lim Gek Hong
Name of Witness: Lim Gek Hong

[1]	Delete as applicable.

Lender

Signed by
/s/Kelvin Tan Swee Beng

Name: Kelvin Tan Swee Beng

Title: Managing Director and Head of Commercial Banking

for and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
in the presence of:

/s/Eric Chin
Name of Witness: Eric Chin